Exhibit 10.18

EDUCATIONAL SOLUTIONS SUPPLY AGREEMENT AND OTHER COVENANTS

This Educational Solutions Supply Agreement and Other Covenants (“Agreement”) is executed between, on the one part:

1. SOMOS SISTEMAS DE ENSINO S.A., a joint-stock company, headquartered at Rodovia Presidente Dutra Km 136, Block 3, Module 1, Eugênio de Melo, Postal Code 12.247-004, in the City of São José dos Campos, State of São Paulo, enrolled with the National Corporate Taxpayers’ Register (CNPJ/MF) under No. 49.323.314/0001-14, by itself, its affiliates, controlled and maintained entities, herein represented by its undersigned legal representatives (hereinafter referred to as “Somos Sistemas”):

(The company indicated in the item above is hereinafter referred to as “CONTRACTOR”),

And, on the other part,

2. SABER SERVIÇOS EDUCACIONAIS S.A., headquartered at Rodovia Presidente Dutra, KM 134, Part A, Bairro Eugênio de Mello, Postal Code 12.247-004, in the City of São José dos Campos, State of São Paulo, enrolled with the CNPJ under No. 03.818.379/0009-97, herein represented by its undersigned legal representatives (hereinafter referred to as “SABER”);

3. SABER SERVIÇOS EDUCACIONAIS S.A., headquartered at Avenida Alcides Cagliari, No. 2160, Bairro Jardim Aeroporto, Postal Code 18.606-855, in the city of Botucatu, State of São Paulo, enrolled with the CNPJ/MF under No. 03.818.379/0014-54, herein represented by its undersigned legal representatives (hereinafter referred to as “SABER”);

4. SABER SERVIÇOS EDUCACIONAIS S.A., headquartered at Rua Melro, S/N, Bairro Castanheira, Postal Code 68.390-000, in the city of Ourilândia do Norte, State of Paraná, enrolled with the CNPJ under No. 03.818.379/0010-20, herein represented by its undersigned legal representatives (hereinafter referred to as “SABER”);

5. SABER SERVIÇOS EDUCACIONAIS S.A., headquartered at Avenida Prudente de Morais, No. 1602, Bairro Cidade Jardins, Postal Code 30.380-000, in the city of Belo Horizonte, State of Minas Gerais, registered with the CNPJ under No. 03.818.379/0003-00, herein represented by its undersigned legal representatives (hereinafter referred to as “SABER”);

6. SABER SERVIÇOS EDUCACIONAIS S.A., headquartered at Rua Dom Romualdo Coelho, 657, Bairro Vila dos Cabanos, Postal Code 68.447-000, in the city of Barcarena, State of Paraná, enrolled with the CNPJ under No. 03.818.379/0024-26, herein represented by its undersigned legal representatives (hereinafter referred to as “SABER”);

(SABER SERVIÇOS EDUCACIONAIS S.A, hereinafter referred to as PRINCIPAL)

(CONTRACTOR and PRINCIPAL, hereinafter collectively referred to as “Parties” and, individually, as “Party”):

WHEREAS the CONTRACTOR has experience in providing educational solutions, consisting of printed and/or digital textbooks and literature, teaching systems and digital tools;

WHEREAS the PRINCIPAL is a legal entity governed by private law, organized and governed in accordance with the Brazilian law, and provides educational services to students of different levels of basic education;

WHEREAS the PRINCIPAL wishes to adopt certain educational solutions offered by the CONTRACTOR, as specified below.

NOW THEREFORE, the Parties resolve to enter into this Agreement, which shall be governed by the following terms and conditions:

I. – SUBJECT MATTER

1.1. Subject Matter. The subject matter of this Agreement consists of the supply, by the CONTRACTOR to the PRINCIPAL, of the products described in the EXHIBITS to this Agreement.

1.2. Orders. The orders for products shall be made by the PRINCIPAL in the form, within the terms and under the conditions described in the EXHIBITS (“Orders”).

1.3. Supply. The products shall be supplied by the CONTRACTOR.

1.4. Non-Exclusive CONTRACTOR. The CONTRACTOR may supply the same products as or products that are similar to those indicated in the EXHIBITS to any third parties, without any breach of this Agreement. However, it shall observe Section 6.5 below with regard to the didactic contents that may be included in the books and/or products by PRINCIPAL, by its teachers and/or students.

1.5. Exclusive PRINCIPAL (applicable only to Education Systems). The PRINCIPAL undertakes to maintain exclusivity in the use of didactic material from the Teaching System in the segment(s) established in this Agreement, and it may not acquire didactic materials provided by third parties for the segment(s) established in this Agreement.

1.6. New Products. The provision of new products by the CONTRACTOR to the PRINCIPAL, which are not specified in the EXHIBITS to this Agreement, may cause adjustments to the terms of the Agreement, which shall be discussed and agreed by the Parties in due course.

II. – PRICE, PAYMENT CONDITIONS AND ANNUAL AMOUNT

2.1 Prices. For the supply of the products indicated in the EXHIBITS, PRINCIPAL shall pay to CONTRACTOR prices fixed by mutual agreement between the Parties in the respective EXHIBITS of each product. The payment amounts indicated in each EXHIBIT are considered by the Parties to be certain and payable for the respective supplies.

2.2. Invoicing. The payment shall be made through a bank payment slip to be sent by the CONTRACTOR, or any of its branches, together with the respective invoice(s)

2.3. Agreement Annual Amount. The Parties assign to this Agreement an annual amount corresponding to that indicated in the EXHIBIT referred to as the AGREEMENT ANNUAL AMOUNT, regarding the purchase of all Products by the PRINCIPAL for a period of one (1) year under the terms of this Agreement and of the EXHIBITS hereto (“Agreement Annual Amount”)

2.4. Discounts. At the CONTRACTOR’s sole discretion, the PRINCIPAL may receive discounts on the prices established in the respective EXHIBITS for each product. In such a case, it shall be an essential requirement for the application of any discounts to strict punctuality in payment due by the PRINCIPAL to the CONTRACTOR. As applicable, the discounts provided for in the EXHIBITS to this Agreement shall be applied after the annual adjustment of the product values.

2.5. Taxes. Taxes (taxes, fees, emoluments, contributions, fiscal and parafiscal contributions), which are due as a direct or indirect result of this Agreement or of performance hereof shall be paid by the taxpayer, as defined in the tax legislation.

2.6. Adjustment. The prices for the supply of the products covered by this Agreement shall be adjusted annually, on a base date to be previously determined by the CONTRACTOR, and the index to be applied shall result, among other factors, for the education system, from the mediated basic education indexes that make up the IPC-A, as published by the IBGE (specifically, the Early Childhood Education indexes. Elementary and Secondary Education). If any of these indexes is extinguished, the official index that replaces it shall be adopted. Upon the end of each academic year, as applicable, the CONTRACTOR shall inform the PRINCIPAL, by email or through the Portal, of the new price list for the subsequent academic year adjusted under the terms of this Section.

2.7. Late Payment. The late payment by the PRINCIPAL in noncompliance with the deadlines agreed by the Parties to this Agreement and respective Exhibits shall constitute an immediate default and shall automatically oblige the PRINCIPAL to pay, regardless of notice by the CONTRACTOR, the overdue amount, as restated by the positive variation of the IGP-M/FGV index during the period of the delay. In case the IGP-M/FGV index is extinguished, an official index that replaces it in the future shall be used. Even in the event of late payment, the PRINCIPAL shall also pay, automatically and irrespective of notice from the CONTRACTOR a fixed, net, certain and enforceable fine equivalent to two point five percent (2.5%) on the overdue amount, as adjusted by the IGP-M/FGV index, plus (simple) interest at the rate of one percent (1%) per month, on a pro rata die basis.

2.8. Suspension of Supply. Without prejudice to the fine provided for above, the CONTRACTOR may, at its sole discretion, suspend at any time the supply of all products covered by this Agreement to the PRINCIPAL until any outstanding debts of the PRINCIPAL to the CONTRACTOR or any company of its economic group are settled. The CONTRACTOR may also communicate the existence of outstanding debts to credit protection services, as well as effect a protest. In the event of resuming the supply of products, the agreed delivery terms shall become effective only after release of the suspended order by the CONTRACTOR’s credit department.

III. – OBLIGATIONS OF THE PARTIES

3.1. PRINCIPAL’S Obligations. Without prejudice to other conditions provided for in this Agreement, the PRINCIPAL shall observe the following obligations listed below.

a) Payments. To timely make the payment(s) due to the CONTRACTOR, including the payment of fines, penalties and financial penalties due to its contractual defaults, in the exact terms and conditions hereby mutually agreed by the Parties.

b) Acquisitions for All Students. To acquire products for each of the students, be them paying or scholarship students, who are enrolled in the basic education and preparatory courses for entrance exams for which the supply of products was contracted under the terms of this Agreement, as specified in the respective EXHIBITS.

c) Student Announcements. In the case of provision of an education system and/or OLEM (as defined in section 6.4.1) to the PRINCIPAL, the PRINCIPAL shall communicate formally and clearly to the parents or legal guardians of its students, or directly to the students, whenever they are of legal age, that the fact that the PRINCIPAL adopts an education system and/or OLEM has the following implications; (i) the didactic material shall be acquired by the parents or legal guardians of the students from the PRINCIPAL or the person indicated by it, since these are not generally sold on the market; and (ii) each didactic material grants access to a single person to the respective complementary elements (technological platform, simulations, evaluations, among others), thus preventing its reuse.

d) Respect for Intellectual Property. To observe and respect all intellectual property rights related to the books and/or products covered by this Agreement, as per Section 6, including the copyright of the CONTRACTOR and/or third parties, not carrying out, allowing and/or authorizing the reproduction thereof (in physical or electronic means), wholly or in part, immediately informing the CONTRACTOR if it is aware that any individual or legal entity is infringing any of the CONTRACTOR’s intellectual property rights.

e) Respect for Trademarks. To respect and care for the Trademarks, as defined in Section 6.2., logos, commercial name and any other distinctive signs owned by the CONTRACTOR and/or Third Parties, as the case may be, neither using nor authorizing the improper use of these goods, and immediately informing the CONTRACTOR of any problem related to the Trademarks, including, but not limited to, if it becomes aware that any individual or legal entity is violating the intellectual property rights of the CONTRACTOR,

f) Exclusive Use of Products. To use the Products covered by this Agreement exclusively for its own activities, not distributing, selling or assigning Products, wholly or in part, to any third parties, individuals or legal entities, other than its own students, be them paying or scholarship students, who are enrolled in the basic education and preparatory courses for entrance exams segments, as the case may be, for which the Products have been contracted under the terms of this Agreement.

g) Advertising. Approval. To submit for analysis and prior (written) approval by the CONTRACTOR any advertisement, communication or public promotion action, aiming at promoting the acquisition/use of the products. In addition, the PRINCIPAL shall use its best efforts to assist the CONTRACTOR in advertising and promotional actions to promote the acquisition/use of the products by students or their parents, authorizing the use of the name and logo of the PRINCIPAL in such actions, as long as previously authorized and agreed in writing between the Parties.

h) Best Practices. To ensure that its practices, processes or methods observe the best educational practices and applicable legislation, and also that the facilities and equipment made available to students and teachers of the PRINCIPAL be compatible with the applicable law.

i) Reputation of the CONTRACTOR. To ensure the good name and the quality of the products provided by the CONTRACTOR, not performing any act that could, in any way or by any means, harm the good reputation of the trademarks and/or the works and products.

j) Avoid Sale or Reuse. To use its best efforts to prevent the sale of didactic materials and/or books, and/or products that may be the subject matter of this Agreement by students and/or teachers, highlighting the losses caused by the reuse of the material,

k) Sequence of Courses. In the case of supply of an education system and/or OLEM to the PRINCIPAL, the PRINCIPAL shall carefully observe the sequence of courses and notebooks of the didactic material of the education system, in order to ensure the maintenance of minimum quality standards, except as previously agreed by the Parties to the contrary.

l) No Assignment. Not to assign this Agreement and its rights, wholly or in part, without the prior and express written consent of the CONTRACTOR. The change in the PRINCIPAL’S controlling interest may give rise to termination of this Agreement by the CONTRACTOR, with cause, pursuant to the provisions of Section 4.3.

m) Responsibility for Management. The management of the PRINCIPAL, its employees and students, as well as the administration of classes is the sole responsibility of the PRINCIPAL, and the CONTRACTOR has no interference therein. Thus, the PRINCIPAL shall hold the CONTRACTOR free from any liability in this regard.

3.2. CONTRACTOR’S Obligations. Without prejudice to the other conditions provided for in this Agreement, the CONTRACTOR shall observe the following obligations listed below.

a) Supply. The PRINCIPAL shall provide the products covered by this Agreement and indicated in the EXHIBITS.

b) Advertising. Approval. To submit for analysis and prior (written) approval of the PRINCIPAL any and all advertisement, communication or public promotion actions, aiming at promoting the acquisition/use of the products.

c) Provision of Teacher Materials. To provide all printed materials designed for teachers at the PRINCIPAL free of charge due to the use of the Products, in accordance with the policy in force at the time of the order, making it clear that the CONTRACTOR shall not be responsible for providing the PRINCIPAL with any electronic equipment, such as tablets, smartphones and computers, for use with any of the Products. Notwithstanding the provisions hereof, exclusively in the event of provision of the English Stars Education System, in the printed materials designed for the PRINCIPAL’S teachers shall be charged.

d) Pedagogical Advisory. To offer the PRINCIPAL, either in person and/or remotely, pursuant to the provisions this Agreement, pedagogical advice related to the implementation and the correct and efficient use of the Products;

e) Regularity of Copyrights. To guarantee and hold the PRINCIPAL harmless from any liability regarding the regularity of copyrights, trademarks and other intellectual property rights relating to the products covered by this Agreement, as long as they are related to the contents and products that are the subject matter of this Agreement.

f) Visits. To visit the PRINCIPAL’s establishment(s) as it deems necessary, with duly identified professionals, aiming at verifying the adoption of processes or methods that guarantee the best market practices and compliance with the provisions of this Agreement. Such visits must be previously scheduled.

3.3. Product Rejection. The PRINCIPAL reserves the right (by notice under terms of the Section 10.1 of this Agreement) to reject and return any didactic material with printing defects, which does not meet the specifications of this Agreement, provided that it does so within fifteen (15) days as from date of notice of the fact and within the respective period of use of the material. Said return shall require the replacement of the didactic material by the CONTRACTOR, which shall be available for delivery within ten (10) business days as from receipt of the notice sent by the PRINCIPAL under the terms of this Section. The replacement of the teaching material provided for in this Section shall be the only remedy of the PRINCIPAL in case of defects in the printing of the teaching material, and it shall not give rise to the payment, by the CONTRACTOR, of any other indemnification or losses and damages.

IV. – TERM OF EFFECTIVENESS, TERMINATION AND FINE

4.1. Term. This Agreement shall enter into force at the time of its signature by the Parties, thus remaining for the term of one (1) academic year 2020.

4.2. Renewal. The Agreement may be renewed upon execution of an amendment hereto.

4.3. Termination for Just Cause. Any of the Parties, without prejudice to other applicable sanctions, may terminate this Agreement in the event of any of the following circumstances, which are deemed just cause.

a) Bankruptcy. By either Party, in the event of a request for the declaration of insolvency, bankruptcy or liquidation of the other Party;

b) Default. By any of Parties, in the event of default by the other Party of any of its obligations under this Agreement, regardless of fault and/or intent, upon prior notice to the offending Party for it to cure said default within thirty (30) days as from receipt of said notice.

c) Late payment. In the event late payment by the PRINCIPAL of any amount due to the CONTRACTOR pursuant to this Agreement that is not cured within thirty (30) days as from the term granted in letter “b” above;

d) Termination. Other Agreements. In the event of (i) termination, without cause, by the PRINCIPAL, of any other agreement or contract signed by the PRINCIPAL with the CONTRACTOR or any other company of the same economic group; or (ii) termination, for just cause, by the CONTRACTOR, of any other agreement or contract signed by the PRINCIPAL with the CONTRACTOR or any other company of the same economic group, in which case the PRINCIPAL shall incur the charges and fines provided for in each one of the terminated agreements; or

e) Non-compliance with Anti-Corruption Rules. By any of Parties, by operation of law and regardless of notice to that effect, in case of non-compliance with the Anti-Corruption Rules provided for in Section Seven.

4.4 Prefixed Default Fine. In the event that the offending Party fails to cure its default under this Agreement within the term provided for in Section 4.3, letter “b” above, the defaulting Party shall pay to the Non-Defaulting Party a fixed penalty of ten percent (10%) of the Annual Amount of the Agreement, as adjusted by the IGP-M/FGV index, except in the event of late payment by the SCHOOL, in which case the default penalty provided for in Section 2.7 shall apply, without prejudice to the determination of any losses and damages.

4.5. Termination without cause. Notice, Fine. If either Party terminates this Agreement without cause, before the end of the term of effectiveness hereof or of each of its extensions, subject to the term of section 4.2, it shall (i) pay, in cash, on the date of sending the notice of termination, a fine fixed at fifty percent (50%) of the Annual Agreement Amount, as adjusted by the IGP-M/FGV index, times the number of academic years for the remaining period for the end (i) of the term of this Agreement or (ii) of any of the extension periods. In this case, the cumulative application of Section 4.4. shall be permitted, provided that it also verified the default of any obligation provided for in this Agreement, without prejudice to the determination of any losses and damages.

4.6. Termination With Cause. Fine. In the event of termination of this Agreement for just cause pursuant to Section 4.3, the fine provided for in Section 4.5. shall be due by the defaulting Party to the non-defaulting Party.

4.7. Termination, Suppression of Trademarks. If this Agreement is extinguished, terminated or cancelled for any reason and in any form, the PRINCIPAL shall lose, in the end of the respective academic year, the right to use any material of the education system and/or product and any distinctive marks and signs of the CONTRACTOR that may be authorized, and it shall return, at the CONTRACTOR’s sole discretion and at the express request of the CONTRACTOR in this regard, within ten (10) days as from the date of the extinction, termination, or expiration of this Agreement, all manuals, pamphlets and other written materials on which the CONTRACTOR’s marks, logos and distinctive signs have been affixed, and also remove any luminous signs, signals, figures or other means of visual identification alluding to the CONTRACTOR or its products, the façade and the walls of its establishment(s), as authorized by the CONTRACTOR during the performance of this Agreement.

V—CONFIDENTIALITY

5.1. Confidentiality. The Parties acknowledge that the information related to the Agreement, transmitted orally or in writing, and to which they may have access as a result of execution of the Agreement (including information related to the PRINCIPAL, the CONTRACTOR, students and teachers) shall be strictly confidential in nature and constitute a valuable asset to the Party that has originated and/or which owns them. The Parties shall, during the term of this Agreement and for a period of two (2) years as from the date of termination of this Agreement, grant confidential treatment to all information that is mutually transmitted for the purpose of performing the contractual purpose, and they are also obliged by its managers, employees and agents, in any capacity. The only legitimate grounds for an exception to the confidentiality obligation shall be the occurrence of the following events: (i) the information was already known prior to the negotiations; (ii) there was prior and express consent from the other Party, with written authorization, regarding the release of the obligation of secrecy and confidentiality; (iii) the information was proven to be known from another source, legally and legitimately, regardless of this Agreement; or (iv) judicial and/or governmental determination to obtain information, provided that it is immediately notified to the other Party prior to the disclosure.

VI.—INTELLECTUAL PROPERTY

6.1. CONTRACTOR’S Copyright. In view of the copyrights inherent in any book, product and/or material covered by this Agreement, the PRINCIPAL represents to know that the CONTRACTOR is the solely and exclusively holder of the property and property rights of the same and of their developments, which are protected by Law No. 9.610/98, and it cannot, under any circumstances or pretext, either on its own account or through third parties, exploit and reproduce, distribute, modify, edit, adapt them, and it cannot even allow or tolerate their reprography or photocopy, wholly or in part, on any account, nor can they be the subject of public communication, assignment, concession or transformation, and they must be used only for the purposes set forth herein.

6.2. CONTRACTOR’S Trademark. The CONTRACTOR’s marks collectively mean the CONTRACTOR’S trademarks, distinctive signs and logos indicated in the EXHIBITS to this Agreement, as well as any other marks, distinctive signs and logos that the CONTRACTOR may use, deposit or register with the Brazilian Patent Trademark Office (“BPTO” and “Trademarks”, respectively).

6.3. Trademarks Manual (applicable only to Sistemas de Ensino and OLEM). The use of the CONTRACTOR’s Trademarks by the PRINCIPAL or by the other persons provided for in Section 6.4 below is expressly prohibited, except for the authorized use under the terms of this Agreement and the Teaching System Trademarks Manual contained in the Portal (“Manual”).

6.3.1. The CONTRACTOR may, at its sole discretion, change the Manual, the Trademarks and any pattern of use of the Trademarks, and it shall inform the PRINCIPAL of these changes. The PRINCIPAL shall use the new Trademarks and follow the new standard established by the CONTRACTOR within a reasonable period, which shall not exceed six (6) months as from the CONTRACTOR’S notice in this regard.

6.4. CONTRACTOR’S Industrial Property. The PRINCIPAL, its members and managers, including their relatives up to the third degree, affiliates and companies of which the PRINCIPAL’s members and managers, or their relatives, are or may be part, at any time, under any circumstances or under any pretext may not:

(a) Claim the intellectual property of the products covered by this Agreement, or of any other product provided by the CONTRACTOR;

(b) Claim the Trademarks, for themselves or for third parties, or those associated with any other name, symbol or word, not even the name of the city and/or the location where the PRINCIPAL is based or established;

(c) Deposit with BPTO any request that aims to register any name or trademark that contains in its composition the specific radical of one of the described Trademarks and duly registered with the BPTO or that, in any other way, can be considered similar, collateral or, also, which may be confused with the Trademarks, including the use of that name or trademark associated with any other term or expression, including the name of a city, region and/or location, in Brazil or abroad, even after termination of this Agreement;

(d) Claim any registration with a domain name that contains in its composition any name or trademark that, in any other way, may be deemed similar, collateral or, still, which may be confused with any of the Trademarks;

(e) Use the Trademarks (or even the name of the products) in their invoices, notes, tax forms, as well as in contracts of any nature, except for those provided by the CONTRACTOR itself; and

(f) Use the name of any product provided by the CONTRACTOR, as applicable, even if associated with another word, or any word that contains or which in any way resembles the specific radical of the Trademarks, in their corporate names and in their visual identification, it being understood that it is also prohibited from negotiating and contracting with third parties on behalf of the CONTRACTOR.

6.4.1. In the event of provision of the educational program referred to as O Líder Em Mim OLEM (“OI.EM“), the provisions in Section 6.4. shall also apply to the trademarks, logos, trade name and any other distinctive signs of ownership of Franklin Covey Co. of which Somos/Cogna is sub-licensed, which holds all the intellectual property rights of all “O Líder em Mim” trademarks, teaching materials, instructional materials and information regarding OLEM. Any and all copying, reproduction, recording, transmission, modification or revision of concepts, teaching materials, instructions and guidelines related to the OLEM program is expressly prohibited and shall constitute a violation of this Agreement and of the intellectual property laws.

6.5. Teachers’ and PRINCIPAL’S Rights. The CONTRACTOR expressly acknowledges that any didactic content that may be included in the books and/or products by the PRINCIPAL, by its teachers, and/or students will be the exclusive property of the PRINCIPAL, the respective teacher and/or student, as the case may be, and therefore, this content cannot be exploited, reproduced, distributed, modified, edited, adapted, nor allowed to be photocopied, wholly or part, in any way, without the prior consent of the PRINCIPAL. On the other hand, in no event shall the CONTRACTOR be liable for any violation of the rights of third parties, including the PRINCIPAL, arising from or related to the content included in the books and/or products by the PRINCIPAL, by its teachers and/or students.

6.6. Violations. Notice. PRINCIPAL shall immediately report to the CONTRACTOR any violation of the intellectual property rights (copyright or industrial property) related to any product covered by this Agreement of which it becomes aware, and it shall use efforts to prevent its students and teachers from reproducing any book, product and/or material or from entering the classrooms with copies thereof.

VII.—ANTI-CORRUPTION

7.1. Anti-corruption. The Parties, including their representatives, employees, agents and any third parties acting on their behalf represent that they have not violated and undertake not to violate the provisions of: (i) the Brazilian Anticorruption Law (Law 12.846/13); (ii) the law on misconduct in public office (Law No. 8.429/1992); (iii) the law on money laundering or concealment of assets, rights and amounts (Law No. 9.613/1998); (iv) the law on bidding processes and government contracts (Law No. 8.666/1993); and (v) where applicable, the CONTRACTOR’s Education Code of Conduct (available at www.CONTRATADAeducação.com.br).

7.1.1. The Parties, including their representatives, employees and agents, have not promised, offered or given and undertake not to promise, offer or give, directly or indirectly, undue advantage to a public agent, or even to anyone who has promised, offered or given all or part of that value to a public agent.

VIII.—DATA STORAGE AND PROCESSING

8.1 Data Processing. The Parties, on their account and on account of their collaborators, undertake, whenever applicable, to act in this agreement in accordance with the applicable legislation on data protection related to an individual (“Data Subject”) identified or identifiable (“Personal Data”) and the determinations of regulatory/inspection bodies on the matter, in Law 13.709/2018 (“General Data Protection Law”), in addition to the other data protection rules and policies of each country where any type of treatment of Personal Data is carried out.

8.1.1. The Party shall notify the other Party, within 24 hours of being informed, of any non-compliance with the legal or contractual provisions related to Personal Data that affects the other Party, as well as of any breach of Personal Data that it had access to under this Agreement.

8.1.2. The Parties shall keep a record of the personal data processing operations they carry out, as well as implement the technical and organizational measures necessary to protect the data against accidental or unlawful destruction, loss, alteration, communication or dissemination or unauthorized access, in addition to ensuring that the environment (whether physical or logical) used by it for the treatment of personal data is structured in order to meet security requirements, standards of good practice and governance and the general principles set out in Law and other applicable regulatory standards.

8.2. Data Ownership. This Agreement does not transfer ownership of data from one Party to another, including its customers.

IX. – NO EMPLOYMENT RELATIONSHIP

9.1. No Employment Relationship. No labor relationship, obligation, or liability is established by the CONTRACTOR in relation to the professionals that the PRINCIPAL may provide for performance of the subject matter of this Agreement, by virtue of this Agreement, it being understood that the PRINCIPAL shall be solely liable for all charges arising from the applicable labor, social-security, insurance, civil law or any others that may be created by Public Agencies, unions and entities representing the categories.

9.2. Adverse Judgment. In the event that a lawsuit or administrative proceeding is brought against the CONTRACTOR, or in which it is to be included, due to an act in fact that is the responsibility of the PRINCIPAL under this Agreement, any and all expenses, costs and adverse judgments shall be borne by the PRINCIPAL, which shall be liable fully liable for any amounts charged to the CONTRACTOR, including by virtue of joint, subsidiary or individual adverse judgment, assuming any and all pecuniary amount resulting from the adverse judgment, as well as court costs, expenses, attorneys’ fees, fees of loss of suit and other necessary expenses. In any case, the CONTRACTOR may implead the PRINCIPAL, pursuant to Article 125, item II of the Code of Civil Procedure.

9.3. Payment term. The PRINCIPAL shall be responsible for reimbursing the CONTRACTOR for any amount spent within a term not to exceed forty-eight (48) hours as from the disbursement.

9.4. Responsibility for employees. PRINCIPAL is exclusively liable for promoting the safety of its employees and/or contractors against the risks of accidents at work, in strict compliance with all legal requirements, and therefore it is fully liable for any additional amount related to remuneration, salaries, including premiums for dangerous or unhealthy work, civil liability and personal accident insurance, to its employees who are in the CONTRACTOR’S premises.

X.—FINAL PROVISIONS

10.1. Entire Agreement. Successors. This Agreement and the EXHIBITS hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and replace any other agreement, whether oral or written, previously agreed by the Parties. This Agreement binds not only the Parties, but also their successors on any account.

10.2. Exhibits. The EXHIBITS to this Agreement shall be construed consistently with this instrument, and the references provided herein to the Agreement shall include the EXHIBITS hereto. In the event of a conflict between the provisions of this Agreement and those of the EXHIBITS, the provisions of this Agreement shall prevail.

10.3. Autonomous Responsibilities. The Parties, in the capacity as autonomous and independent legal entities, shall not be held liable for any acts of the other Party, its collaborators, agents or representatives, whether jointly or on a subsidiary basis, and no Party shall be deemed an agent or representative of the other, and neither of them shall have the power to represent the other before third parties, to sign contracts or covenants or to bind them to any responsibility. Each Party is autonomously and independently responsible for its business, labor, tax, commercial and civil obligations, including civil liability against third parties, arising from its commercial activity.

10.4. No Corporate Relationship. No type of Company, Association, Joint Venture, Agency, Consortium, Mandate of Representation or Joint and Several Liability between the contracting Parties shall be established under this Agreement for any purpose, and this Agreement does not entail any operational, managerial or any other relationship between the CONTRACTOR and the PRINCIPAL.

10.4.1. The PRINCIPAL is aware and agrees that this Agreement does not confer any powers of agent or representative of the CONTRACTOR, and it can neither act nor assume commitments on its behalf.

10.5. Amendments. Any change or amendment to this Agreement shall only be valid if made in writing and signed by the legal representatives of the Parties.

10.6. Assignment. Subrogation. Transfer and Subcontracting. Neither Party may assign, subrogate, transfer or subcontract, even if partially, its contractual position or any of the rights or obligations related to this Agreement to third parties without the prior written consent of the other Party, and any act performed in violation of the provisions of this Section shall be null and void, except for the assignment by any of the companies that in this Agreement are jointly treated as “CONTRACTOR” to any company that is part of the economic group of CONTRACTOR, Educação S.A., which assignment is hereby expressly approved and authorized by the PRINCIPAL without the need for any prior notice by the CONTRACTOR.

10.7. Invalid Provisions. In the event that one or more provisions contained in this Agreement are deemed invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions contained herein. In this case, the Parties shall mutually agree on a new provision that will replace the one deemed null at the time, maintaining, however, the scope and the final purpose of the provision.

10.8. No Waiver. The acceptance by any of the Parties of the non-compliance by the other of any of the clauses and conditions of this Agreement, at any time, shall be interpreted as a mere liberality and shall not imply novation and/or waiver of the right to require due and full fulfillment of the obligations agreed hereunder.

10.9. Child Labor. Prohibition. The Parties undertake neither to use child labor under the terms of article 403 of the Consolidated Labor Laws, in accordance with the rules of Law 8.069/90, combined with the provisions of the Federal Constitution, nor forced or compulsory labor.

10.10. Survival of Obligations. The provisions of this Agreement that expressly or implicitly aim to survive the termination or end of the term of effectiveness of the Agreement, including, but not limited to, the provisions relating to confidential information, shall survive and remain binding upon the Parties.

10.11. Good faith. Representations. The Parties represent that they had full freedom with respect to execution of this agreement, which was made in strict compliance with their respective economic or social purpose, in good faith and in accordance with the good customs, and they also represent that they are not in a situation of pressing need and have broad experience to comply with all clauses and conditions that represent their rights and obligations set forth in this Agreement.

10.12. Act of God and Force Majeure. The Parties shall not be liable for damages resulting from acts of God or force majeure, pursuant to Article 393, sole paragraph, of the Brazilian Civil Code. For the purposes set forth herein, the Party affected by the event shall: (i) communicate the fact to the other Party, in writing, within ten (10) days as from occurrence or beginning thereof, providing details about the event: and (ii) prove to the other Party that the alleged fact actually contributed to the breach of the obligation. No unforeseeable circumstances or force majeure shall exempt the Party from any of its obligations due prior to the occurrence of the respective event or which were created before it, although they prevail during or after the event of unforeseeable circumstances or force majeure. The Party that acted with fault, concurrently or prior to the event, cannot claim the exception of force majeure or act of God. The Parties agreed that the following events shall be deemed acts of God or force majeure events: (i) delays caused by strikes of its employees and/or national strikes or by a union class; (ii) abnormal weather conditions or natural disasters that affect the activities of the Parties (including earthquake, landslide, fire, flood or inundation, typhoon or cyclone, hurricane, storm, lightning); (iii) economic conditions or significant increase in the costs of materials or products of the CONTRACTOR; (iv) unavailability of transportation that prevents deliveries by the CONTRACTOR: (v) war, hostilities or war operations, invasion or civil war that affect the activities of the CONTRACTOR; (vi) rebellion, revolution, insurrection, mutiny, the usurpation of the civil or military government, conspiracy, civil commotion or terrorist acts that affect the activities of the Parties; (vii) confiscation, nationalization, mobilization, commanding or requisition by or under the order of any government or authority under the law or on the side that have an impact on the activities of the CONTRACTOR; (viii) sabotage, lock-out, restrictions on imports, epidemics or quarantine that cause an impact on the CONTRACTOR’S activities. Upon the occurrence of any force majeure event, the affected Party shall use reasonable efforts to continue to comply with its obligations under this Agreement to the extent that it is reasonably practicable and shall, during the period of that force majeure event, protect and guarantee the obligations in the form required by the other Party.

XI.—JURISDICTION

11.1 Jurisdiction. In order to settle any doubts or differences arising from this Agreement and which cannot be amicably resolved, the Jurisdiction of the Judicial District of São Paulo, State of São Paulo, is elected, excluding any other, however privileged it may be.

In witness whereof, the Parties execute this Agreement in two (2) counterparts of equal form and content, in the presence of the witnesses below.

São Paulo, December 31, 2019.

(sgd)                (sgd)

SABER SERVIÇOS EDUCACIONAIS S.A.

National Corporate Taxpayers’ Register (CNPJ): 03.818.379.0009-97

(sgd)                (sgd)

SABER SERVIÇOS EDUCACIONAIS S.A.

National Corporate Taxpayers’ Register (CNPJ): 03.818.379.0014-54

(sgd)                (sgd)

SABER SERVIÇOS EDUCACIONAIS S.A.

National Corporate Taxpayers’ Register (CNPJ): 03.818.379.0010-20

(sgd)                (sgd)

SABER SERVIÇOS EDUCACIONAIS S.A.

National Corporate Taxpayers’ Register (CNPJ): 03.818.379.0003-00

(sgd)                (sgd)

SABER SERVIÇOS EDUCACIONAIS S.A.

National Corporate Taxpayers’ Register (CNPJ): 03.818.379.0024-26

(sgd)                (sgd)

SOMOS SISTEMA DE ENSINO S.A.

National Corporate Taxpayers’ Register (CNPJ): 49.323.314/0001-14

Witnesses

(sgd)	(sgd)
Name: Jeniffer A. M. Prado	Name: Luiz Henrique A. Lopes
Identity Card (RG): 42.584.522-9	Identity Card (RG): 37.115.089-9

EXHIBIT – PYTHAGORAS TEACHING SYSTEM

The CONTRACTOR shall provide the PRINCIPAL with the Pythagoras Teaching System described in item 1.1. below, subject to the terms and conditions set out in this EXHIBIT and in compliance with the provisions of the Agreement.

1. Pythagoras Teaching System Specifications

1.1. Pythagoras Teaching System. The didactic material of the Pythagoras Teaching System is composed of a set of notebooks or collections of theory and activities of the basic and complementary disciplines aimed at Early Childhood Education, Elementary School, High School and preparation for entrance exams, as appropriate. “Collection” means the complete collection for the courses mentioned in item 3.1. of this EXHIBIT, including handouts, teacher’s manuals, exams and any and all forms of presentation of this collection.

1.1.1. The quantities, types, levels, formats and frequency of teaching material to be acquired by the PRINCIPAL is described in item 3.1. below.

1.1.2. The CONTRACTOR shall provide the PRINCIPAL with pedagogical advice, in person or remotely, depending on the number of students of the PRINCIPAL, related to the implementation and use of the didactic material, as well as access by the PRINCIPAL, officials or responsible parties and students to the Pythagoras Teaching System Portal, whose electronic address is listed in item 2.1 below, and marketing support through that Portal.

1.1.3. The PRINCIPAL hereby agrees to the CONTRACTOR to use the didactic material strictly in accordance with the methodology of the Pythagoras Teaching System, pursuant to the guidelines transmitted by the CONTRACTOR.

1.1.4. For the verification of the assumed obligation assumed in item 1.1.3. above, the CONTRACTOR may, at its discretion:

a) Apply tests to the PRINCIPAL, if applicable to the courses mentioned in this EXHIBIT;

b) Carry out visits to the PRINCIPAL’S establishment(s), by the PRINCIPAL, by duly accredited persons, also aiming at the evaluation of teaching methods and procedures, the quality of the teaching staff and the adequacy of the facilities and equipment made available to students and teachers.

2. Access to the Portal

2.1. Portal of Contents and/or Pythagoras Teaching System (“Portal”): https://portalcomercial.somoseducacao.com.br/

3. Number of Students / Price

3.1 The quantities, prices, types and levels of the didactic material of the Pythagoras Teaching System and optional products to be purchased by the PRINCIPAL are described in the table mentioned below, as established by mutual agreement between the parties. The quantities, types and levels of teaching material may be changed by mutual agreement between the parties. The new price lists shall be released in February of each year and shall be valid for the acquisition of the didactic material of the subsequent academic year was within the applicable order period according to the Policy published annually on the Portal.

[SEE TABLES “PYTHAGORAS TEACHING SYSTEM SUPPLY—NUMBER OF,

STUDENTS/PRICE” OF THE EXHIBIT “SPREADSHEETS AND TABLES”]

4. Order

4.1. The PRINCIPAL undertakes to enter Orders for the 1st and 2nd two-month period through the Portal, observing the schedule provided for in the Order Opening Calendar published annually by the CONTRACTOR on the Portal. Orders for the 3rd and 4th two-month periods shall be made automatically, based on the immediately preceding Order made by the PRINCIPAL. In case the PRINCIPAL wants to change the Order for the referred two-month period, it shall request, in writing, to the CONTRACTOR, at least sixty (60) days before the final deadline for carrying out the Order. The order schedule shall be subject to changes by the CONTRACTOR, which shall be previously communicated to the PRINCIPAL.

4.2. For the academic years in force of this Agreement, the projection of students indicated in the table in item 3.1 is considered above. If the Order is within the total number of students provided for in the table in item 3.1 above (during the entire contractual period), the CONTRACTOR may terminate this Agreement by operation of law, at its discretion, by sending notification to the PRINCIPAL.

4.2.1. In the event of resolution provided for in item 4.2 above, if the occurrence of a contractual breach is identified that implies the acquisition of didactic material in a lower number than the number of students enrolled in the respective academic year, such situation shall be considered as just cause for termination of the Agreement, and the PRINCIPAL shall be subject to the fine provided for in the Agreement. However, compliance by the CONTRACTOR with an order in a lower percentage shall not exempt the PRINCIPAL from payment of the fine provided for in the Agreement due to contractual breach.

4.3. If the PRINCIPAL fails to present the projection of the quantity of Products to be purchased in a given academic year or fails to confirm its projection by issuing the Initial Order, or fails to place an Initial Order, the CONTRACTOR shall supply the PRINCIPAL with the quantity of Products contained in the last Order made by the PRINCIPAL, and the PRINCIPAL is required to receive this quantity and make the respective payment.

4.4. The PRINCIPAL may place additional Orders for Products, referring to the new enrollment of students of the PRINCIPAL that appear in the course of a given academic year, in accordance with the Commercial Order Policy (“Policy”) published by the CONTRACTOR from time to time.

5. Discount

5.1. The CONTRACTOR hereby grants the PRINCIPAL, at its sole discretion, the discounts specified in the table provided for in item 3.1. above.

5.2. Said discounts shall be applied after the annual adjustment of the amounts contained in that table.

5.3. In addition, the CONTRACTOR shall grant the PRINCIPAL, at its sole discretion, the differentiated discounts specified in the tables mentioned below, specifically for the academic years indicated in those tables.

Discount for CNPJ unit 03.818.379/0003-00
Grade	Discount 2020	Collection Price
Child Education 2 Years	15.00%	262.88
Early Childhood Education 3 Years	15.00%	262.88
1st Period Early Childhood Education	15.00%	262.88
2nd Period Child Education	15.00%	262.88
1st grade + additional	15.00%	524.18
2nd to 5th grade + additional	15.00%	524.18
6th to 9th grade + additional	15.00%	621.81
1st and 2nd grades (High School) + additional	15.00%	773.02
3rd grade (High School) + additional	15.00%	988.43

6. Payment Method

6.1. The payment by the PRINCIPAL to the CONTRACTOR of the Products acquired under this Agreement shall be made in installments, in accordance with the date(s) indicated in the respective invoice(s) sent by the CONTRACTOR to the PRINCIPAL, according to the CONTRACTOR’s policy in force, disclosed on the Portal. The payment in installments shall be subject to the prior credit analysis of the PRINCIPAL and, if approved, it shall be made in at most two installments per two-month period, according to the Policy annually published on the Portal.

6.2. The payment may be made through a bank payment slip to be sent by the CONTRACTOR together with the respective tax invoice(s).

6.3. In the event of unreasonable late payment of any of the Orders, the payment of subsequent Orders, at the CONTRACTOR’s sole discretion, shall be due in cash.

7. Withdrawal or Delivery

7.1. Subject to items 8.2 and 8.3 below, the CONTRACTOR shall provide the didactic material of the Pythagoras Teaching System indicated in each of the Orders, according to the delivery schedule of the same to be made available on the Portal, subject to the approval of a credit analysis of the PRINCIPAL by the CONTRACTOR. Said schedule shall be subject to changes by the CONTRACTOR, which shall be previously communicated to the PRINCIPAL.

7.1.1. Freight and insurance expenses related to transportation of the didactic material of the Initial Order and supplementary items shall be the responsibility of the CONTRACTOR, which must respect the delivery deadline established in accordance with the delivery schedule then in effect. Notwithstanding the above, the expenses with freight and insurance related to transportation of the didactic material of supplementary orders shall be the responsibility of the CONTRACTOR.

7.1.2. Freight and insurance expenses related to transportation of the didactic material of the Initial Order and complementary order from the unit headquartered at Avenida Prudente de Morais, No. 1602, Bairro Cidade Jardins, postal code 30.818.379/0003-00 shall be the responsibility of the CONTRACTOR, which shall respect the delivery deadline established in accordance with the then current delivery schedule. Notwithstanding the above, the expenses with freight and insurance related to the transportation of the didactic material of supplementary orders shall be the responsibility of the PRINCIPAL, who must inform to the CONTRACTOR the name of the carrier responsible for the removal of the didactic material in the CONTRACTOR’s warehouse located in the State of São Paulo, or in another location, as informed on the Portal.

7.2. As from [delivery of didactic material by the CONTRACTOR], the PRINCIPAL shall have a term of five (5) business days to check it and point out to the CONTRACTOR, in detail and in writing, any divergence from the respective Order, including in relation to the quantity of didactic material delivered. If the PRINCIPAL fails to timely deliver such written notice, the didactic material delivered by the CONTRACTOR shall be considered adequate for all purposes of this Agreement, including with respect to the quantity.

8. Returns

8.1. Considering that this contract is made in the form of an order, it is certain and agreed that the PRINCIPAL may return up to ten percent (10%) of the contracted quantity per series, referring to each Base/Initial Order for the two-month period of the year, bearing the cost of this return.

8.2. Returns shall be accepted by the CONTRACTOR only in the cases and within the terms provided for in the CONTRACTOR’S policy in force at the time of said return, and only if the teaching material is in good conditions and without signs of use. After being inspected by the CONTRACTOR, the didactic material that is not within the specifications described above may be rejected and returned to the PRINCIPAL. Said terms shall be subject to changes by the CONTRACTOR, which shall be previously communicated to the PRINCIPAL.

8.3. The defective didactic material shall become the property of the CONTRACTOR and shall be returned as soon as the defects are identified by the PRINCIPAL, upon receipt of the didactic material and confirmation of the existence of the mentioned defects, the CONTRACTOR shall replace it with other identical didactic materials and in perfect condition, without any burden to the PRINCIPAL, at any time, as long as the terms of the Agreement are respected, during the academic year in which they have been provided.

9. Trademarks

9.1. The table indicated below specifies the list of brands, distinctive signs and logos related to the Pythagoras Teaching System (“Trademarks”), owned by the CONTRACTOR.

[SEE TABLE “SUPPLY OF THE PYTHAGORAS TEACHING SYSTEM –

TRADEMARKS” OF THE EXHIBIT “SPREADSHEETS AND TABLES”]

9.2. The use of the Trademarks by the PRINCIPAL or by the other persons provided for in the Agreement’s Intellectual Property Section is expressly prohibited, except for the use expressly authorized under the terms of the Agreement, in accordance with the Trademarks Manual to be made available by the CONTRACTOR (“Manual“) and with the criteria previously established and expressly authorized by the CONTRACTOR in writing.

9.3. The CONTRACTOR may, at its sole discretion, change the Manual, the Trademarks and any pattern of use of the Trademarks, and it shall inform the PRINCIPAL of these changes. The PRINCIPAL shall use the new Trademark and follow the new standard established by the CONTRACTOR within a reasonable period, which shall not exceed six (6) months as from the CONTRACTOR’S communication in this regard.

***

EXHIBIT—AGREEMENT ANNUAL AMOUNT

1.1. The Agreement Annual Amount, referring to the purchase of all the Products that make up this Agreement, is one million, three hundred and eighty-nine thousand, three hundred and fifty-three Reais and ninety-two cents (R$1,389,353.92), equivalent to the total number of students contracted per series, times the individual price of the Products for each series. The Agreement Annual Amount of each individual Unit is:

• SABER SERVIÇOS EDUCACIONAIS S.A., Rodovia Presidente Dutra, KM 134, Part A, Bairro Eugênio de Mello, CEP 12.247-004, São José dos Campos/SP, CNPJ No. 03.818.379/0009-97—seventy-six thousand, three hundred and ninety-two Reais and ninety-six cents (R$76,392.96)

• SABER SERVIÇOS EDUCACIONAIS S.A., Avenida Alcides Cagliari, No. 2160, Bairro Jardim Aeroporto, Postal Code 18.606-835, Botucatu/SP CNPJ No. 03.818.379/0014-54—twenty-six thousand three hundred and seventy-three Reais and seventy-six cents (R$26,373.76);

• SABER SERVIÇOS EDUCACIONAIS S.A., Rua Mello, S/N, Bairro Castanheira, postal code 68.390-000, Ourilândia do Norte/PR, CNPJ No. 03.818.379/0010-20—eighteen thousand, six hundred and seventy Reais and seventy-three cents (R$18,670.73);

• SABER SERVIÇOS EDUCACIONAIS S.A. Avenida Prudente de Morais, No. 1602, Bairro Cidade Jardins, Postal Code 30.380-000, Belo Horizonte/MG, CNPJ No. 03.818.379/0003-00—three hundred and fifty-one thousand, two hundred and seventy-three Reais and thirty-five cents (R$351,273.35);

• SABER SERVIÇOS EDUCACIONAIS S.A., Rua Dom Romualdo Coelho, 657, Bairro Vila dos Cabanos, postal code 68.447-000, Barcarena/PR, CNPJ No. 03.818.379/0024-26—six hundred and three thousand, seven hundred and seventy-seven thousand Reais and forty-seven cents (R$603,777.47)

1.2. The Agreement Annual Amount stipulated above represents the result of the unit value of the Products of each series for the year [2020], times the projection of the number of students expected for the same year, and the school shall observe the obligations regarding the Orders as provided in the Agreement in the respective Exhibits.

1.3. The Parties clarify that the Agreement Annual Amount is used as a measurement for the calculation of any penalties and indemnifications due under the Agreement, taking into account the gross amount of the Products, it being understood that the amount to be actually paid by the PRINCIPAL to SOMOS may be subject to the discounts provided for in the Agreement, in accordance with the terms defined therein.

EXHIBIT—SPREADSHEETS AND TABLES

TABLES SUPPLY OF PYTHAGORAS TEACHING SYSTEM—SECTION 3 ITEM 3.1

CNPJ 03.818.379/0009-97
Item	Number	Unit Amount	Total Amount
1st grade High School (EM)	42	R$909.44		R$38,196,48
2nd grade EM	42	R$909.44		R$38,196.48
		Total:	R$	76,392.96

Total Students: 84

CNPJ 03.818.379/0014-54
Item	Number	Unit Amount		Total Amount
1st grade EM	20	R$	909.44	R$	18,188.80
2nd grade EM	9	R$	909.44	R$	8,184.96
			Total:	R$	26,373.76

Total Students: 29

CNPJ 03.818.379/0010-20

Item	Number	Unit Amount		Total Amount
Kindergarten II	26	R$	293.86	R$	7,640.32
Kindergarten III	36	R$	290.66	R$	10,463.72
1st period	41	R$	288.28	R$	11,819.28
2nd period	47	R$	282.99	R$	13,300.32
1st grade	38	R$	568.38	R$	21,598.44
2nd grade	50	R$	561.55	R$	28,077.48
3rd grade	42	R$	560.25	R$	23,530.52
4th grade	52	R$	568.48	R$	29,560.71
5th grade	35	R$	558.63	R$	19,551.93
6th grade	36	R$	575.08	R$	20,702.92
7th grade	30	R$	622.36	R$	18,670.73
8th grade	33	R$	616.00	R$	20,328.00
9th grade	35	R$	804.15	R$	28,145.36
1st grade EM	30	R$	853.92	R$	25,617.60
2nd grade EM	29	R$	870.07	R$	25,232.05
3rd grade EM	25	R$	1,091.88	R$	27,297.00
			Total:	R$	331,536.38

Total students: 585

CNPJ 03.818.379/0003-00
Item	Number	Unit Amount		Total Amount
Kindergarten II	11	R$	274.56	R$	3,020.16
Kindergarten III	17	R$	290.40	R$	4,936.80
1st period	19	R$	276.64	R$	5,256.24
2nd period	23	R$	279.04	R$	6,417,84
1st grade	26	R$	568.38	R$	14,777.88
2nd grade	44	R$	545.12	R$	23,985.22
3rd grade	35	R$	558.63	R$	19,551.93
4th grade	31	R$	568.37	R$	17,619.47
5th grade	30	R$	539.95	R$	16,198.55
6th grade	33	R$	616.00	R$	20,328.00
7th grade	34	R$	627.22	R$	21,325.46
8th grade	37	R$	616.00	R$	22,792,00
9th grade	38	R$	753.27	R$	28,624,10
1st grade EM	61	R$	797.92	R$	48,673.36
2nd grade EM	54	R$	759.05	R$	40,988,58
3rd grade EM	52	R$	1,091.88	R$	56,777.76
			Total:	R$	351,273.35

Total Students: 545

CNPJ 03.818.375/0024-26

Item	Number	Unit Amount		Total Amount
Kindergarten II	20	R$	303.89	R$	6,077.76
Kindergarten III	40	R$	286.04	R$	11,441.76
1st period	56	R$	256.17	R$	14,345.76
2nd period	44	R$	272.58	R$	11,993.52
1st grade	54	R$	562.06	R$	30,351.48
2nd grade	83	R$	506.74	R$	42,059.41
3rd grade	60	R$	528.58	R$	31,715.06
4th grade	68	R$	541.11	R$	36,795.43
5th grade	72	R$	511.61	R$	36,835.87
6th grade	62	R$	559.37	R$	34,680.80
7th grade	30	R$	550.29	R$	49,526.40
8th grade	80	R$	546.70	R$	43,736.00
9th grade	66	R$	700.31	R$	46,220.78
1st grade EM	89	R$	662.07	R$	58,920.08
2nd grade EM	77	R$	659.85	R$	50,808.66
3rd grade EM	90	R$	1,091.88	R$	98,269.20
		Total:		R$603,777.47

Total Students: 1,051

TRADEMARKS TABLE IN THE EXHIBIT FOR THE SUPPLY OF PYTHAGORAS

EDUCATION SOLUTION - SECTION 9 ITEM 9.1

Trademark	BPTO Proceeding Number	Class
Pythagoras	915980860	NCL	(11) 16
Pythagoras	908931492	NCL	(10) 41